Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nuveen Investment Trust II of our report dated September 27, 2017, relating to the financial statements and financial highlights, which appears in Nuveen Santa Barbara Dividend Growth Fund’s Annual Report on Form N-CSR for the year ended July 31, 2017 and of our report dated November 28, 2017, related to the financial statements and financial highlights, which appears in Nuveen Symphony Low Volatility Equity Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 17, 2018